UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NATIONAL FUEL GAS COMPANY
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NATIONAL FUEL GAS COMPANY

6363 MAIN STREET

WILLIAMSVILLE, NEW YORK 14221

Supplemental Information Regarding

Proposal 3: Non-Binding Advisory Vote Approving Executive Compensation

February 24, 2012

Dear Stockholders of National Fuel Gas Company:

At National Fuel Gas Company’s (the “Company”) Annual Meeting of Stockholders to be held on March 8, 2012, stockholders will cast a non-binding advisory vote to approve the compensation of the Company’s executives (the “say on pay” vote). Proposal 3 in the Company’s 2012 proxy statement includes relevant information regarding this matter. As noted in the proxy statement, the Company believes that its compensation policies and procedures encourage a culture of pay for performance and are strongly aligned with both the short and long-term interests of the Company’s stockholders. The Company’s Board of Directors has recommended that you vote FOR Proposal 3.

ISS Proxy Advisory Services (“ISS”) has recommended that its clients vote against Proposal 3 in light of what ISS claims is a “pay for performance disconnect.” The Company believes that there is a fundamental flaw in ISS’s application of its methodology to the Company. The Company has raised its concerns with ISS’s analysis in the attached letter, along with other important observations. We urge you to consider the letter and vote FOR Proposal 3.

Sincerely yours,

Paula M. Ciprich

General Counsel and Secretary

national Fuel

Paula M. Ciprich

General Counsel and Secretary

February 23, 2012

VIA E-MAIL

ISS Proxy Advisory Services

2099 Gaither Road

Rockville, MD 20850-4045

Attention: Kim Castellino and Paul Clark

Re: ISS Report dated February 17, 2012 for National Fuel Gas Company 2012 Annual Meeting scheduled for March 8, 2012

Dear Ms. Castellino and Mr. Clark:

National Fuel Gas Company (“National Fuel” or the “Company”) has reviewed both the ISS report of February 17 (“Report”) and the new methodology being used by ISS for the first time this year. National Fuel believes that there is a fundamental mistake in ISS’s application of its new methodology as applied to the Company and summarized in the Report, which is misleading to our stockholders and to the market. We, therefore, respectfully request a dialogue with you regarding this matter.

Flaws in Application of ISS Methodology

The Pay for Performance Analysis at page 12 of the Report purports to set forth “[e]ach year’s rankings for TSR and pay.” However, it is not possible to reflect a ranking, based on proxy data, of National Fuel’s fiscal 2011 compensation compared to the fiscal 2011 compensation of the 13 companies selected by ISS as National Fuel’s peers. Specifically, only three of those companies (New Jersey Resources Corporation, Piedmont Natural Gas Company, Inc. and WGL Holdings, Inc.) have filed their proxy statements with respect to fiscal 2011 and AmeriGas Partners, L.P. has not filed a proxy statement since 2010 (which disclosed 2009 compensation).

As an example of the potential magnitude of this error, consider that the Report’s analysis of National Fuel’s CEO total compensation reflects a decrease of 6.3% from 2010 to 2011, while the only three peer companies with available fiscal 2011 proxy statements reflect an average increase from 2010 of 28.5% (and a median increase of 26.3%) in the total compensation reported for their CEOs. By comparison, the Company’s 1-Year TSR for 2011 was a negative 3.94%, reflecting events described below, while the three Report peer group companies who have reported 2011

National Fuel Gas Company / 6363 MAIN STREET / WILLIAMSVILLE, NY 14221-5887 / FACSIMILIE 716-857-7614

ISS Proxy Advisory Services

February 23, 2012

compensation had 1-Year TSRs of positive 3.60%, 7.64% and 12.21%, respectively. It certainly appears that compensation followed the 1-Year TSR performance for the Company and the only peer group companies that have reported 2011 compensation. Yet the Report concludes that the Company has a “pay for performance disconnect.”

To state this observation in a slightly different fashion, for at least 77% of the ISS selected peer group, the Report compares 2010 compensation to 2011 performance, while comparing National Fuel’s 2011 compensation to its performance in fiscal 2011. We believe that the Report’s mismatch of data is simply a mistake in the application of a very new methodology. However, if the apples to oranges comparison is intended, then the Report should clearly draw attention to that fact and explain it.

Our additional comments on the Report include the following:

Evaluation of National Fuel TSR based on utility peers only

We appreciate that, in order for ISS to evaluate large numbers of companies, there is a desire to have a methodology that is applied with some consistency. Yet, it is vital not to sacrifice accuracy to achieve simplicity.

The Report’s use of only a Company’s GICS classification to determine its peer group is misleading when applied to diversified companies like National Fuel. The methodology does not accurately capture the nature of an entity that operates in multiple lines of business that each have a significant contribution to its financial and share price performance. National Fuel’s current GICS classification is reflective of its historic origin as a Utility. That GICS classification does not reflect its transformation to a company with an oil and gas Exploration and Production (“E&P”) business segment, which generated nearly 50% of its 2011 net income. Omitting E&P peer companies from the Report’s evaluation results in a distorted comparison of TSR that is not representative of how shareholders view the Company.

The Company’s shareholders do not invest in National Fuel only, or even mostly, for its utility business - it is the Company’s E&P business segment that for several years has been the primary subject of interest by institutional and other shareholders. It is also the E&P business segment that is largely responsible for the recent movement in the Company’s stock price and, therefore, its 1-year TSR. A correct evaluation of National Fuel’s TSR would have used peers made up of both gas distribution (GICS: 551020) and oil and gas exploration and production (GICS: 101020) companies.

The following chart compares National Fuel’s TSR during fiscal 2011 with the TSR of the PHLX Utility Index and the SIG Oil Exploration and Production Index. National Fuel’s stock has been trading very much in line with the E&P index, and not at all in line with the utility index.

ISS Proxy Advisory Services

February 23, 2012

Comparison of One-Year Cumulative Total Returns

Fiscal Year 2011

$200

$175

$150

$125

$100

$75

9/1/2010

10/1/2010

11/1/2010

12/1/2010

1/1/2011

2/1/2011

3/1/2011

4/1/2011

5/1/2011

6/1/2011

7/1/2011

8/1/2011

9/1/2011

9/30/2010

12/31/2010

3/31/2011

6/30/2011

9/30/2011

National Fuel $100 $127 $144 $143 $96

PHLX Utility Sector Index (UTY) $100 $101 $103 $110 $112

SIG Oil Exploration & Production Index (EPX) $100 $125 $147 $137 $95

National Fuel

PHLX Utility Sector Index (UTY)

SIG Oil Exploration & Production Index (EPX)

ISS Proxy Advisory Services

February 23, 2012

The following chart compares National Fuel’s 3-Year TSR with the same two indices, indicating that over a 3-year period the Company’s TSR compares very favorably to both indices.

Comparison of Three-Year Cumulative Total Returns

Fiscal Years 2009-2011

$200

$175

$150

$125

$100

$75

2008

2009

2010

2011

National Fuel $100 $113 $131 $126

PHLX Utility Sector Index (UTY) $100 $93 $104 $116

SIG Oil Exploration & Production Index (EPX) $100 $93 $101 $96

National Fuel

PBLX Utility Sector Index (UTY)

SIG Oil Exploration & Production Index (EPX)

Source: Bloomberg

ISS Proxy Advisory Services

February 23, 2012

The Most Recent One-Year Period for National Fuel was Anomalous

ISS’s methodology incorporating a significant weighting of the 1-year TSR can not take into account decisions of a company that might impact stock price in the short term, but be in the long-term interests of a company. That is in fact the case for National Fuel, where the considered decision of its board and management to forego a joint venture related to its Marcellus shale assets resulted in a stock price decline. Shareholders with a focus on a short term catalyst associated with the pursuit of this strategic transaction exited our stock and the share price dropped. The Company’s decision to not move forward on a joint venture was driven by the potential negative impact of a joint venture on the long-term value of the Company. Additional decline of the Company’s stock price occurred with the decline in the price of natural gas which impacts the revenues and earnings of all E&P businesses including ours. As stated above, the movement in stock price due to our E&P business supports the need to include other comparable E&P companies in the selected peer group.

Incentive Program — Long-Term Cash

With respect to the comment on page 13 of the Report that there is no disclosure of targeted or actual achievement regarding the Company’s long term cash plan, the Performance Incentive Plan, the Company directs your attention to a Company filing on Form 8-K made today regarding awards under that plan. The plan by design targets achievement based on performance relative to a peer group selected by, and reported in, an independent third party publication, Monthly Utility Reports of AUS, Inc. (“AUS”). To achieve the target incentive established (i.e. performance at the 100th percentile), the Company must outperform 60% of the peer group with respect to total return on capital as reported in AUS. Since performance is relative, there is no other “target” that can be disclosed. Actual achievement is reported each year on a Form 8-K following receipt of the required AUS report for the prior fiscal year. That information is not available until after the filing of the Company’s proxy statement and so cannot be included. We respectfully request that you take note of this matter and adjust your report if at all possible or at the very least on a going forward basis.

Again, we appreciate the limits on the ability of anyone to provide recommendations on thousands of different companies. We understand that your reputation and influence depend on the integrity and accuracy of your reports, and ask that you seriously consider the matters raised in this letter. Please call me if you have any questions regarding this information and advise me when ISS might be available to discuss these issues.

Very truly yours,

NATIONAL FUEL GAS COMPANY

By:

Paula M. Ciprich